EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-202054) of Rice Energy Inc. of our report dated March 31, 2017, with respect to the consolidated financial statements of Rice Energy Operating LLC included in this Annual Report (Form 10-K) of Rice Energy Operating LLC for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 31, 2017